EXHIBIT 23.1
[DELOITTE LETTERHEAD]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 2010, relating to the financial statements and financial statement schedules of Somanetics Corporation, and the effectiveness of Somanetics Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Somanetics Corporation for the year ended November 30, 2009 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
April 30, 2010

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